NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2019 Financial Results
Q2 net sales increased 20% to $417.4 million
Q2 EPS increased 13% to $0.51
Updates full year fiscal 2019 outlook
PHILADELPHIA, PA – (August 28, 2019) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the second quarter and for the year to date period ended August 3, 2019.

For the second quarter ended August 3, 2019:

•	Net sales increased by 20.0% to $417.4 million from $347.7 million in the second quarter of fiscal 2018; comparable sales increased by 1.4%.

•	The Company opened 44 new stores and ended the quarter with 833 stores in 36 states. This represents an increase in stores of 20.4% from the end of the second quarter of fiscal 2018.

•	Operating income increased by 18.4% to $36.0 million from $30.4 million in the second quarter of fiscal 2018.

•	The effective tax rate was 23.2% versus 20.2% in the second quarter of fiscal 2018.

•	Net income increased by 15.0% to $28.8 million compared to $25.1 million in the second quarter of fiscal 2018.

•
Diluted income per common share was $0.51 compared to $0.45 in the second quarter of fiscal 2018. The benefit from share-based accounting was $0.01 in the second quarter of fiscal 2019 compared to $0.03 in the second quarter of fiscal 2018.

•	The Company repurchased 146,185 shares at a cost of approximately $16.6 million in the second quarter of fiscal 2019.

Joel Anderson, President and CEO of Five Below, stated, “For the second quarter, we delivered total sales growth of 20% and EPS at the high-end of our guidance range. We saw broad-based strength across our worlds, despite a slower start to summer, which impacted sales of our seasonal assortment. Our performance once again was driven by continued strong results from new stores. We opened 44 new stores in 21 states and are on track to finish the year with 150 new stores.”

Mr. Anderson continued, “We are pleased with the start to the third quarter, with a back to school assortment that is resonating with customers. Our merchants continue to deliver even better WOW products, and we remain focused on innovating and elevating our customer experience through the Refresh store format and remodel program, including a new, reimagined front-end experience, as well as the Ten Below test. With respect to our outlook, we are updating our guidance ranges to reflect the fluidity of the current tariff situation and timing of our mitigation efforts.”

For the year to date period ended August 3, 2019:

•	Net sales increased by 21.4% to $782.2 million from $644.1 million in the year to date period of fiscal 2018; comparable sales increased by 2.2%.

•	The Company opened 83 new stores compared to 67 new stores opened in the year to date period of fiscal 2018.

•
Operating income increased by 9.7% to $60.5 million from $55.1 million in the year to date period of fiscal 2018. Operating income for the year to date period ended August 3, 2019 was impacted by unanniversaried tax reform-related investments incurred during the first quarter of 2019, the costs of the new Southeast distribution center, and the new lease accounting standard.

•
The effective tax rate was 14.4% versus 18.1% in the year to date period of fiscal 2018 reflecting the higher benefit from share-based accounting incurred during the year to date period ended August 3, 2019.

•	Net income increased by 16.3% to $54.5 million compared to $46.9 million in the year to date period of fiscal 2018.

•
Diluted income per common share was $0.97 compared to $0.84 in the year to date period of fiscal 2018. The benefit from share-based accounting was $0.12 in the year to date period of fiscal 2019 compared to $0.07 in the year to date period of fiscal 2018.

Third Quarter and Fiscal 2019 Outlook:
The Company expects the following results for the third quarter and full year fiscal 2019. This outlook now includes:

•
The expectation that Section 301 tariffs as currently enacted by the Office of the United States Trade Representative will remain in place on Lists 1, 2 and 3 goods and will increase from 25% to 30% on October 1, 2019, with tariffs on List 4 goods going into effect in two parts with a tariff of 15% on List 4A goods effective September 1, 2019 and on List 4B goods effective December 15, 2019.

•	The effective tax rate in fiscal 2019 is expected to be approximately 22.5%, which excludes any potential future impact from share-based accounting.

•
The diluted weighted average shares outstanding reflects the repurchase of 337,552 shares at a cost of approximately $36.9 million for the fiscal year to date period through August 28, 2019 and does not include any potential future impact from share repurchases.

For the third quarter of fiscal 2019:

•	Net sales are expected to be in the range of $369 million to $374 million based on opening 55 new stores and assuming a 2% to 3% increase in comparable sales.

•	Net income is expected to be in the range of $7.6 million to $9.8 million.

•	Diluted income per common share is expected to be in the range of $0.14 to $0.17 on approximately 56.2 million diluted weighted average shares outstanding.

For the full year of fiscal 2019:

•	Net sales are expected to be in the range of $1.872 billion to $1.892 billion based on opening 150 new stores and assuming an approximate 3% increase in comparable sales.

•	Net income is expected to be in the range of $173.4 million to $179.9 million.

•	Diluted income per common share is expected to be in the range of $3.08 to $3.19 on approximately 56.4 million diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the second quarter fiscal 2019 financial results is scheduled for today, August 28, 2019, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10134111. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 800 stores in 36 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 3, 2019	February 2, 2019	August 4, 2018
Assets
Current assets:
Cash and cash equivalents	$178,800	$251,748	$133,256
Short-term investment securities	90,325	85,412	131,441
Inventories	272,689	243,636	228,109
Prepaid income taxes	10,853	1,337	7,358
Prepaid expenses and other current assets	52,436	60,124	50,210
Total current assets	605,103	642,257	550,374
Property and equipment, net	337,193	301,297	214,923
Operating lease assets	709,325	—	—
Deferred income taxes	2,924	6,126	3,949
Long-term investment securities	1,043	—	1,404
Other assets	3,830	2,584	1,687
	$1,659,418	$952,264	$772,337

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	108,667	103,692	103,891
Income taxes payable	593	20,626	407
Accrued salaries and wages	14,218	24,586	13,509
Other accrued expenses	83,876	104,201	66,933
Operating lease liabilities	98,507	—	—
Total current liabilities	305,861	253,105	184,740
Deferred rent and other	—	84,065	79,639
Long-term operating lease liabilities	701,621	—	—
Total liabilities	1,007,482	337,170	264,379
Shareholders’ equity:
Common stock	558	557	557
Additional paid-in capital	335,050	352,702	348,344
Retained earnings	316,328	261,835	159,057
Total shareholders’ equity	651,936	615,094	507,958
	$1,659,418	$952,264	$772,337

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales	$417,400	$347,734	$782,162	$644,056
Cost of goods sold	271,229	225,982	516,006	425,066
Gross profit	146,171	121,752	266,156	218,990
Selling, general and administrative expenses	110,142	91,330	205,658	163,862
Operating income	36,029	30,422	60,498	55,128
Interest income, net	1,512	983	3,199	2,062
Income before income taxes	37,541	31,405	63,697	57,190
Income tax expense	8,710	6,342	9,204	10,323
Net income	$28,831	$25,063	$54,493	$46,867
Basic income per common share	$0.52	$0.45	$0.97	$0.84
Diluted income per common share	$0.51	$0.45	$0.97	$0.84
Weighted average shares outstanding:
Basic shares	55,950,733	55,730,621	55,930,313	55,671,729
Diluted shares	56,294,109	56,191,984	56,286,632	56,110,361

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Operating activities:
Net income	$54,493	$46,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,459	19,367
Share-based compensation expense	5,986	6,157
Deferred income tax expense	3,202	2,727
Other non-cash expenses	(58)	43
Changes in operating assets and liabilities:
Inventories	(29,053)	(41,072)
Prepaid income taxes	(9,516)	(5,094)
Prepaid expenses and other assets	6,442	(4,844)
Accounts payable	6,502	35,424
Income taxes payable	(20,033)	(24,868)
Accrued salaries and wages	(10,368)	(9,397)
Deferred rent	(92,382)	7,013
Operating leases	90,803	—
Other accrued expenses	15,567	12,066
Net cash provided by operating activities	47,044	44,389
Investing activities:
Purchases of investment securities	(95,753)	(59,569)
Sales, maturities, and redemptions of investment securities	89,797	86,384
Capital expenditures	(100,139)	(46,522)
Net cash used in investing activities	(106,095)	(19,707)
Financing activities:
Net proceeds from issuance of common stock	195	168
Repurchase and retirement of common stock	(6,878)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	2,934	3,367
Common shares withheld for taxes	(10,148)	(7,630)
Net cash used in financing activities	(13,897)	(4,095)
Net (decrease) increase in cash and cash equivalents	(72,948)	20,587
Cash and cash equivalents at beginning of period	251,748	112,669
Cash and cash equivalents at end of period	$178,800	$133,256